Exhibit 10.1

FIRST AMENDMENT TO THE
DELUXE CORPORATION 2008 ANNUAL INCENTIVE PLAN

The Deluxe Corporation 2008 Annual Incentive Plan (the “Plan”), as adopted by the Board of Directors of Deluxe Corporation (“Deluxe”) on February 20, 2008, and approved by the shareholders of Deluxe at the annual meeting held on April 30, 2008, is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors on December 9, 2009, and the authority reserved by the Board of Directors in Section 7(a) of the Plan.

1. Section 6 of the Plan is amended by the addition of a new subsection 6.4 to read as follows:

“6.4 Recoupment of Certain Awards. The provisions of this Section 6.4 shall apply to any incentive payment payable for a Performance Period commencing on or after January 1, 2010, to any Participant who is an officer subject to Section 16 of the 1934 Act at any time between the first day of the Performance Period and the day on which the incentive payment is paid (or would be paid but for an election by the Participant to defer payment). If the Committee determines that any portion of an incentive payment is an “Excess Award”, as hereinafter defined, then all future benefit payments (including deferred payments) to the Participant shall be offset until the amount of the Excess Award has been recouped, and the Committee may, in its reasonable discretion, arrange for the recoupment of such Excess Award by pursuing legal action against the Participant, by entering into an agreement with the Participant for the repayment of the Excess Award, or, to the extent permitted by applicable law, by offsetting any other amount owed to the Participant by Deluxe or any of its subsidiaries, or by any combination of the foregoing. For purposes of this Section 6.4, the term “Excess Award” shall mean the following, as determined by the Committee in its sole discretion:

(a) If Deluxe is required to issue a restatement of any financial statement filed with the Securities and Exchange Commission (other than a restatement due to a change in accounting policy) within twelve (12) months after the end of any Performance Period, and the Committee determines that the misconduct by a Participant was a significant contributing factor to such restatement, then all, or such portion as the Committee in its reasonable discretion determines to be appropriate, of any incentive payment payable to the Participant with respect to the Performance Period, or any portion thereof which was covered by such financial statement, shall be an Excess Award.

(b) If the Participant has elected to receive any incentive payment which is subsequently determined to be an Excess Award in the form of shares or Units and to receive matching shares or Units pursuant to Section 6.1, then, in addition to the portion of the incentive payment determined to be an Excess Award, the portion of the matching shares or Units that is attributable to the Excess Award shall also constitute an Excess Award. For purposes of reducing any incentive payment pursuant to this Plan, the Committee may treat any amount determined to be an Excess Award under Section 6(h) of the Stock Incentive Plan as an Excess Award.”

IN WITNESS WHEREOF, Deluxe has caused this Amendment to be executed on its behalf this 9th day of December, 2009.

DELUXE CORPORATION

By: /s/ Anthony C. Scarfone
Senior Vice President,
General Counsel and Secretary